news release

FOR RELEASE AT 5:15 AM CT	EXHIBIT 99.1
JULY 31, 2026
Chevron Reports Second Quarter 2026 Results
•Reported earnings of $12.1 billion; return on capital employed of 21 percent
•Record U.S. production; worldwide production increased 20 percent from last year
•Record crude unit throughput at U.S. refineries; crude unit utilization at 97 percent
•Signed 20-year power agreement with Microsoft for West Texas data center
HOUSTON, July 31, 2026 – Chevron Corporation (NYSE: CVX) reported earnings of $12.1 billion ($6.11 per share - diluted) for second quarter 2026. Included in the quarter were an asset sale gain of $230 million and pension settlement costs of $86 million. Foreign currency effects decreased earnings by $49 million. Adjusted earnings were $12.0 billion ($6.06 per share - diluted) for second quarter 2026. See Attachment 4 for a reconciliation of adjusted earnings.
Earnings & Cash Flow Summary

	Unit	2Q 2026	1Q 2026	2Q 2025	YTD 2026	YTD 2025
Total Earnings / (Loss)	$ MM	$12,072	$2,210	$2,490	$14,282	$5,990
Upstream	$ MM	$8,182	$3,909	$2,727	$12,091	$6,485
Downstream	$ MM	$4,868	$(817)	$737	$4,051	$1,062
All Other	$ MM	$(978)	$(882)	$(974)	$(1,860)	$(1,557)
Earnings Per Share - Diluted	$/Share	$6.11	$1.11	$1.45	$7.21	$3.45
Adjusted Earnings (1)	$ MM	$11,977	$2,793	$3,053	$14,770	$6,866
Adjusted Earnings Per Share - Diluted (1)	$/Share	$6.06	$1.41	$1.77	$7.46	$3.95
Cash Flow From Operations (CFFO)	$ B	$22.6	$2.5	$8.6	$25.1	$13.8
CFFO Excluding Working Capital (1)	$ B	$19.7	$7.1	$8.3	$26.8	$15.9
Avg. Brent Spot Price (Source: Platts)	$/BBL	$104	$81	$68	$92	$72
(1) See non-GAAP measure definitions on page 5 and reconciliations in the attachments
“Faced with geopolitical uncertainty and market volatility, Chevron’s people remain focused on safely delivering the reliable energy the world needs,” said Mike Wirth, Chevron's chairman and chief executive officer. “Our strong second quarter performance is a result of disciplined investment and strong execution that drove record U.S. upstream production, record crude throughput in our U.S. refineries, and exceptional reliability across key assets.”
“We remain focused on cost discipline and long-term value creation. During the second quarter, the company achieved its structural cost reduction target six months early by capturing $3 billion in annual run-rate savings. Furthermore, we delivered $1.5 billion of annual run-rate synergies related to the Hess Corporation acquisition within one year of closing,” Wirth continued.
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“And we have positioned the company to help power American AI dominance and generate resilient cash flows through leveraging our unique capabilities,” Wirth concluded. During the quarter, Chevron signed a 20-year power purchase agreement with Microsoft to provide 2.67 gigawatts of behind-the-meter power for its data center in West Texas.
Financial and Business Highlights

	Unit	2Q 2026	1Q 2026	2Q 2025	YTD 2026	YTD 2025
Return on Capital Employed (ROCE)%		21.4%	4.5%	6.2%	13.0%	7.3%
Capital Expenditures (Capex)	$ B	$4.5	$4.1	$3.7	$8.6	$7.6
Affiliate Capex	$ B	$0.3	$0.3	$0.4	$0.6	$0.9
Free Cash Flow (FCF) (1)	$ B	$18.1	$(1.5)	$4.9	$16.5	$6.1
Adjusted Free Cash Flow (1)	$ B	$15.4	$4.1	$4.9	$19.6	$9.1
Debt-to-CFFO	Ratio	0.8x	1.5x	0.9x	0.8x	0.9x
Net debt-to-CFFO (1)	Ratio	0.6x	1.3x	0.8x	0.6x	0.8x
Net Oil-Equivalent Production	MBOED	4,070	3,858	3,396	3,965	3,374
(1) See non-GAAP measure definitions on page 5 and reconciliations in the attachments
Financial Highlights
•Reported earnings increased compared to second quarter 2025 primarily due to reliable operations with higher commodity prices, higher margins on refined product sales, and impacts from higher sales volumes. This includes $1.4 billion in favorable timing effects1.
•Production in the second quarter of 2026 was 20 percent higher than second quarter last year largely due to the contribution from legacy Hess assets, and growth in the Permian Basin and Gulf of America.
•U.S. refinery crude unit throughput was a record 1.07 million barrels per day, reflecting reliable crude unit capacity utilization of more than 97 percent.
•Cash flow from operations in the second quarter of 2026 was higher than a year ago due to record U.S. production with higher commodity prices, increased cash distributions from Tengizchevroil LLP, and favorable working capital effects.
•Capex in the second quarter of 2026 was higher than last year largely due to spend on legacy Hess assets, partially offset by lower spend in the Permian Basin.
•Total debt was reduced by a record $8.4 billion in the quarter, further strengthening Chevron’s balance sheet and reinforcing the company’s ability to fund the long-term investment needed to deliver reliable energy for decades to come.
•Achieved $1.5 billion of Hess-related annual run-rate synergies ahead of schedule, exceeding the initial target by 50 percent.
•Achieved $3 billion of annual run-rate structural cost reductions since 2024, as part of a program that aims to reduce structural costs by $3-4 billion by the end of 2026.
•The company’s Board of Directors declared a quarterly dividend of one dollar and seventy-eight cents ($1.78) per share, payable September 10, 2026, to all holders of common stock as shown on the transfer records of the corporation at the close of business on August 19, 2026.
Business Highlights and Milestones
•Signed an agreement to develop a power facility in West Texas designed to provide approximately 2.67 gigawatts of behind-the-meter dedicated electricity capacity to a Microsoft data center under a 20-year power purchase agreement.
1 As such term is defined in "Notice" below.

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•Signed heads of agreements with the Government of Iraq to advance potential participation in the West Qurna 2 and Nasiriyah oilfield developments and an export pipeline in one of the world's largest hydrocarbon resource basins.
•Completed the sale of the Hong Kong downstream fuels and lubricants businesses.
•Signed an agreement to sell the company’s 50 percent interest in the Singapore Refining Company and other downstream assets in Singapore, Vietnam, Australia, Indonesia, the Philippines and Malaysia. This transaction is expected to close in 2027.
•Announced a technology licensing agreement to commercialize and expand deployment of Chevron-developed chemical surfactant technology, reflecting Chevron’s technology leadership in advanced chemicals to improve recovery from unconventional reservoirs.
Segment Highlights
Upstream

U.S. Upstream	Unit	2Q 2026	1Q 2026	2Q 2025	YTD 2026	YTD 2025
Earnings / (Loss)	$ MM	$3,541	$2,112	$1,418	$5,653	$3,276
Net Oil-Equivalent Production	MBOED	2,077	2,024	1,695	2,051	1,666
Liquids Production	MBD	1,491	1,461	1,218	1,476	1,189
Natural Gas Production	MMCFD	3,520	3,380	2,864	3,450	2,861
Liquids Realization	$/BBL	$70.80	$51.94	$47.77	$61.52	$51.40
Natural Gas Realization	$/MCF	$0.91	$2.48	$1.75	$1.67	$2.12
•U.S. upstream earnings were higher primarily due to higher liquids realizations and sales volumes, partly offset by higher depreciation, depletion and amortization, lower natural gas realizations, and the absence of a prior year asset sale gain.
•Net oil-equivalent production during the quarter was up 382,000 barrels per day from the year-ago period, achieving a new quarterly production record. The increase was primarily due to the acquisition of Hess and growth in the Permian Basin and Gulf of America.

International Upstream	Unit	2Q 2026	1Q 2026	2Q 2025	YTD 2026	YTD 2025
Earnings / (Loss) (1)	$ MM	$4,641	$1,797	$1,309	$6,438	$3,209
Net Oil-Equivalent Production	MBOED	1,993	1,834	1,701	1,914	1,708
Liquids Production	MBD	1,094	974	850	1,034	836
Natural Gas Production	MMCFD	5,390	5,161	5,099	5,277	5,235
Liquids Realization	$/BBL	$96.41	$77.50	$58.88	$87.38	$63.12
Natural Gas Realization	$/MCF	$7.84	$6.99	$7.20	$7.43	$7.16
(1) Includes foreign currency effects	$ MM	$(77)	$(233)	$(236)	$(310)	$(372)
•International upstream earnings were higher than a year ago primarily due to higher sales volumes and liquids realizations and favorable timing effects, partly offset by higher depreciation, depletion and amortization.
•Net oil-equivalent production during the quarter was up 292,000 barrels per day from the year-ago period primarily due to the acquisition of Hess, partly offset by curtailments in the Partitioned Zone between Saudi Arabia and Kuwait due to the Middle East conflict.

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Downstream

U.S. Downstream	Unit	2Q 2026	1Q 2026	2Q 2025	YTD 2026	YTD 2025
Earnings / (Loss)	$ MM	$2,411	$196	$404	$2,607	$507
Refinery Crude Unit Inputs	MBD	1,070	1,054	1,051	1,063	1,034
Refined Product Sales	MBD	1,320	1,265	1,381	1,293	1,337
•U.S. downstream earnings were higher than the year-ago period primarily due to higher margins on refined product sales and higher earnings from the 50 percent-owned affiliate, Chevron Phillips Chemical Company LLC.
•Refinery crude unit inputs increased 2 percent from the year-ago period as refineries operated reliably at record levels near capacity.
•Refined product sales decreased 4 percent compared to the year-ago period due to lower demand for gasoline.

International Downstream	Unit	2Q 2026	1Q 2026	2Q 2025	YTD 2026	YTD 2025
Earnings / (Loss) (1)	$ MM	$2,457	$(1,013)	$333	$1,444	$555
Refinery Crude Unit Inputs	MBD	598	616	661	608	640
Refined Product Sales	MBD	1,287	1,493	1,473	1,389	1,436
(1) Includes foreign currency effects	$ MM	$31	$8	$(102)	$39	$(99)
•International downstream earnings were higher than the year-ago period primarily due to higher margins on refined product sales, including favorable timing effects, an asset sale gain, and a favorable swing in foreign currency effects.
•Refinery crude unit inputs decreased 10 percent from the year-ago period due to supply disruptions from the Middle East conflict.
•Refined product sales decreased 13 percent from the year-ago period due to supply disruptions from the Middle East conflict and lower demand for gasoline and diesel fuel.
All Other

All Other	Unit	2Q 2026	1Q 2026	2Q 2025	YTD 2026	YTD 2025
Net charges (1)	$ MM	$(978)	$(882)	$(974)	$(1,860)	$(1,557)
(1) Includes foreign currency effects	$ MM	$(3)	$2	$(10)	$(1)	$(15)
•All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.
•Net charges were relatively flat compared to a year ago as higher employee benefit costs and higher interest expense were offset by the absence of prior-year unfavorable fair value adjustment on Hess shares.
Chevron is one of the world’s leading integrated energy companies. We believe affordable, reliable and ever-cleaner energy is essential to enabling human progress. Chevron produces crude oil and natural gas; manufactures transportation fuels, lubricants, petrochemicals and additives; and develops technologies that enhance our business and the industry. We aim to grow our oil and gas business, lower the carbon intensity of operations, and grow new energies businesses. More information about Chevron is available at www.chevron.com.
# # #
Contact: James Craig -- +1 925-842-1319

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NOTICE
Chevron’s discussion of second quarter 2026 earnings with security analysts will take place on Friday, July 31, 2026, at 10:00 a.m. CT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Prepared remarks for today’s call, additional financial and operating information and other complementary materials will be available prior to the call at approximately 5:30 a.m. CT and located under “Events and Presentations” in the “Investors” section on the Chevron website. Chevron also publishes a “Sensitivities and Forward Guidance” document with consolidated guidance and sensitivities that is updated quarterly and posted to the Chevron website the month prior to earnings calls.
As used in this news release, the term “Chevron” and such terms as “the company,” “the corporation,” “our,” “we,” “us” and “its” may refer to Chevron Corporation, one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs. Structural cost reductions describe decreases in operating expenses from operational efficiencies, divestments, and other cost saving measures that are expected to be sustainable compared with 2024 levels.
Please visit Chevron’s website and Investor Relations page at www.chevron.com and www.chevron.com/investors, LinkedIn: www.linkedin.com/company/chevron, X: @Chevron, Facebook: www.facebook.com/chevron, and Instagram: www.instagram.com/chevron, where Chevron often discloses important information about the company, its business, and its results of operations.
Timing effects - Timing effects include timing mismatches in earnings recognition related to the mark‑to‑market of financial derivatives prior to the physical delivery of the associated hydrocarbons, as well as the impact of LIFO inventory accounting.
Non-GAAP Financial Measures - This news release includes adjusted earnings/(loss), which reflect earnings or losses excluding significant non-operational items including impairment charges, write-offs, decommissioning obligations from previously sold assets, severance costs, gains on asset sales, legal reserves for ceased operations, fair value adjustments for investments in equity securities, unusual tax items, effects of pension settlements and curtailments, foreign currency effects and other special items. The company believes it is useful for investors to consider this measure in comparing the underlying performance of its business across periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss) as prepared in accordance with U.S. GAAP. A reconciliation to net income (loss) attributable to Chevron Corporation is shown in Attachment 4.
This news release also includes cash flow from operations excluding working capital, free cash flow and adjusted free cash flow. Cash flow from operations excluding working capital is defined as net cash provided by operating activities less net changes in operating working capital, and represents cash generated by operating activities excluding the timing impacts of working capital. Free cash flow is defined as net cash provided by operating activities less capital expenditures and generally represents the cash available to creditors and investors after investing in the business. Adjusted free cash flow is defined as free cash flow excluding working capital plus proceeds and deposits related to asset sales and returns of investments plus net repayment (borrowing) of loans by equity affiliates and generally represents the cash available to creditors and investors after investing in the business excluding the timing impacts of working capital. The company believes these measures are useful to monitor the financial health of the company and its performance over time. Reconciliations of cash flow from operations excluding working capital, free cash flow and adjusted free cash flow are shown in Attachment 3.
This news release also includes net debt ratio and net debt-to-CFFO ratio. Net debt ratio is defined as total debt less cash and cash equivalents, time deposits and marketable securities (net debt) as a percentage of net debt plus Chevron Corporation stockholders’ equity, which indicates the company’s leverage, net of its cash balances. The net debt-to-CFFO ratio is defined as net debt divided by CFFO for the prior four quarters, which measures the company’s ability to cover its net debt using the cash it generates from operations. The company believes these measures are useful to monitor the strength of the company’s balance sheet. A reconciliation of net debt ratio and net debt-to-CFFO ratio is shown in Attachment 2.

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CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements relating to Chevron’s operations, assets, and strategy that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “advances,” “commits,” “drives,” “aims,” “forecasts,” “projects,” “believes,” “approaches,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “progress,” “design,” “enable,” “may,” “can,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on track,” “trajectory,” “goals,” “objectives,” “strategies,” “opportunities,” “poised,” “potential,” “ambitions,” “future,” “aspires” and similar expressions, and variations or negatives of these words, are intended to identify such forward-looking statements, but not all forward-looking statements include such words. These statements are not guarantees of future performance and are subject to numerous risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices and demand for the company’s products, and production curtailments due to market conditions; crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; technological advancements; changes to government policies in the countries in which the company operates; public health crises, such as pandemics and epidemics, and any related government policies and actions; disruptions in the company’s global supply chain, including supply chain constraints and escalation of the cost of goods and services; changing economic, regulatory and political environments in the various countries in which the company operates, including Venezuela; general domestic and international economic, market and political conditions, including the conflict between Russia and Ukraine, the ongoing conflict in the Middle East and the global response to these hostilities; changing refining, marketing and chemicals margins; the amount and timing of settlements on the company’s commodity derivative contracts; the company’s ability to realize anticipated cost savings and efficiencies associated with enterprise structural cost reduction initiatives; actions of competitors or regulators; timing of exploration expenses; changes in projected future cash flows; timing of crude oil liftings; uncertainties about the estimated quantities of crude oil, natural gas liquids and natural gas reserves; the competitiveness of alternate-energy sources or product substitutes; pace and scale of the development of large carbon capture and storage and offset markets; the results of operations and financial condition of the company’s suppliers, vendors, partners and equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond the company’s control; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes undertaken or required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures related to greenhouse gas emissions and climate change; the potential liability resulting from pending or future litigation; the company’s ability to achieve the anticipated benefits from the acquisition of Hess Corporation; the company’s future acquisitions or dispositions of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government mandated sales, divestitures, recapitalizations, taxes and tax audits, tariffs, sanctions, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; higher inflation and related impacts; material reductions in corporate liquidity and access to debt markets; changes to the company’s capital allocation strategies; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company’s ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 21 through 27 of the company’s 2025 Annual Report on Form 10-K, and as updated in the future. Other unpredictable or unknown factors not discussed in this news release could also have material adverse effects on forward-looking statements.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 1
(Millions of Dollars, Except Per-Share Amounts)
(unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Three Months Ended June 30,		Six Months Ended June 30,
REVENUES AND OTHER INCOME	2026	2025	2026	2025
Sales and other operating revenues	$67,199	$44,375	$114,755	$90,476
Income (loss) from equity affiliates	2,125	536	2,870	1,356
Other income (loss)	731	(89)	1,037	600
Total Revenues and Other Income	70,055	44,822	118,662	92,432
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	36,607	26,858	64,872	55,468
Operating expenses (1)	8,861	7,646	17,585	15,286
Exploration expenses	256	252	461	439
Depreciation, depletion and amortization	6,082	4,344	11,890	8,467
Taxes other than on income	1,213	1,301	2,527	2,556
Interest and debt expense	352	274	697	486
Total Costs and Other Deductions	53,371	40,675	98,032	82,702
Income (Loss) Before Income Tax Expense	16,684	4,147	20,630	9,730
Income tax expense (benefit)	4,470	1,632	6,123	3,703
Net Income (Loss)	12,214	2,515	14,507	6,027
Less: Net income (loss) attributable to noncontrolling interests	142	25	225	37
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$12,072	$2,490	$14,282	$5,990

(1) Includes operating expense, selling, general and administrative expense, and other components of net periodic benefit costs.

PER SHARE OF COMMON STOCK
Net Income (Loss) Attributable to Chevron Corporation
- Basic	$6.13	$1.45	$7.23	$3.46
- Diluted	$6.11	$1.45	$7.21	$3.45
Weighted Average Number of Shares Outstanding (000's)
- Basic	1,969,868	1,719,184	1,974,979	1,731,836
- Diluted	1,975,087	1,724,397	1,980,464	1,737,844

Note: Shares outstanding (excluding 14 million associated with Chevron’s Benefit Plan Trust) were 1,962 million and 1,980 million at June 30, 2026, and December 31, 2025, respectively.

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Upstream
United States	$3,541	$1,418	$5,653	$3,276
International	4,641	1,309	6,438	3,209
Total Upstream	8,182	2,727	12,091	6,485
Downstream
United States	2,411	404	2,607	507
International	2,457	333	1,444	555
Total Downstream	4,868	737	4,051	1,062
All Other	(978)	(974)	(1,860)	(1,557)
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$12,072	$2,490	$14,282	$5,990

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

SELECTED BALANCE SHEET ACCOUNT DATA (Preliminary)	June 30, 2026	December 31, 2025
Cash and cash equivalents	$8,527	$6,293
Time deposits	$3	$4
Total assets	$330,135	$324,012
Total debt	$37,075	$40,758
Total Chevron Corporation stockholders’ equity	$189,883	$186,450
Noncontrolling interests	$5,675	$5,726

SELECTED FINANCIAL RATIOS
Total debt plus total stockholders’ equity	$226,958	$227,208
Debt ratio (Total debt / Total debt plus stockholders’ equity)	16.3%	17.9%

Net debt (Total debt less cash and cash equivalents, time deposits and marketable securities)	$28,545	$34,461
Net debt plus total stockholders’ equity	$218,428	$220,911
Net debt ratio (Net debt / Net debt plus total stockholders’ equity)	13.1%	15.6%

Cash flow from operations (CFFO) (1)	$45,321	$33,939
Debt-to-CFFO ratio (1)	0.8x	1.2x
Net debt-to-CFFO ratio (1)	0.6x	1.0x
(1) CFFO is presented on a trailing 12 months basis.

RETURN ON CAPITAL EMPLOYED (ROCE)	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Total reported earnings	$12,072	$2,490	$14,282	$5,990
Noncontrolling interest	142	25	225	37
Interest expense (A/T)	318	250	628	442
ROCE earnings	12,532	2,765	15,135	6,469
Annualized ROCE earnings	50,128	11,060	30,270	12,938
Average capital employed (1)	233,716	178,243	232,784	177,212
ROCE	21.4%	6.2%	13.0%	7.3%
(1) Capital employed is the sum of Chevron Corporation stockholders’ equity, total debt and noncontrolling interest. Average capital employed is computed by averaging the sum of capital employed at the beginning and the end of the period.

	Three Months Ended June 30,		Six Months Ended June 30,
CAPEX BY SEGMENT	2026	2025	2026	2025
United States
Upstream	$2,189	$2,281	$4,379	$4,826
Downstream	149	154	240	309
Other	96	111	149	174
Total United States	2,434	2,546	4,768	5,309

International
Upstream	2,037	1,112	3,712	2,235
Downstream	52	40	99	67
Other	15	14	22	28
Total International	2,104	1,166	3,833	2,330
CAPEX	$4,538	$3,712	$8,601	$7,639

AFFILIATE CAPEX (not included above)
Upstream	$116	$173	$226	$379
Downstream	156	269	332	551
AFFILIATE CAPEX	$272	$442	$558	$930

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 3
(Millions of Dollars)
(unaudited)

SUMMARIZED STATEMENT OF CASH FLOWS (Preliminary)	Three Months Ended June 30,		Six Months Ended June 30,

OPERATING ACTIVITIES	2026	2025	2026	2025
Net Income (Loss)	$12,214	$2,515	$14,507	$6,027
Adjustments
Depreciation, depletion and amortization	6,082	4,344	11,890	8,467
Distributions more (less) than income from equity affiliates	874	908	474	1,176
Loss (gain) on asset retirements and sales	(225)	(280)	(232)	(299)
Net foreign currency effects	11	340	168	470
Deferred income tax provision	298	29	34	509
Net decrease (increase) in operating working capital	2,945	278	(1,680)	(2,130)
Other operating activity	434	442	(14)	(455)
Net Cash Provided by Operating Activities (CFFO)	$22,633	$8,576	$25,147	$13,765
INVESTING ACTIVITIES
Acquisition of Hess Corporation common stock	—	—	—	(2,225)
Capital expenditures (Capex)	(4,538)	(3,712)	(8,601)	(7,639)
Proceeds and deposits related to asset sales and returns of investment	283	390	355	990
Net repayment (borrowing) of loans by equity affiliates	—	(110)	979	(176)
Other investing activity	1	—	1	—
Net Cash Provided by (Used for) Investing Activities	$(4,254)	$(3,432)	$(7,266)	$(9,050)
FINANCING ACTIVITIES
Net change in debt	(8,406)	(299)	(3,764)	4,731
Cash dividends — common stock	(3,504)	(2,934)	(7,030)	(5,918)
Shares issued for share-based compensation	49	11	1,209	229
Shares repurchased (1)	(3,117)	(2,744)	(5,689)	(6,661)
Distributions to noncontrolling interests	(117)	(19)	(269)	(30)
Net Cash Provided by (Used for) Financing Activities	$(15,095)	$(5,985)	$(15,543)	$(7,649)
EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(18)	50	(41)	47
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$3,266	$(791)	$2,297	$(2,887)

RECONCILIATION OF NON-GAAP MEASURES
Net Cash Provided by Operating Activities	$22,633	$8,576	$25,147	$13,765
Less: Net decrease (increase) in operating working capital	2,945	278	(1,680)	(2,130)
Cash Flow from Operations Excluding Working Capital	$19,688	$8,298	$26,827	$15,895

Net Cash Provided by Operating Activities	$22,633	$8,576	$25,147	$13,765
Less: Capital expenditures	4,538	3,712	8,601	7,639
Free Cash Flow	$18,095	$4,864	$16,546	$6,126
Less: Net decrease (increase) in operating working capital	2,945	278	(1,680)	(2,130)
Plus: Proceeds and deposits related to asset sales and returns of capital	283	390	355	990
Plus: Net repayment (borrowing) of loans by equity affiliates	—	(110)	979	(176)
Adjusted Free Cash Flow	$15,433	$4,866	$19,560	$9,070
(1) Includes $114 million and $146 million in 2026 and 2025, respectively, related to excise tax payments for prior year repurchases.

-MORE-

CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 4
(Millions of Dollars)
(unaudited)

RECONCILIATION OF NON-GAAP MEASURES
	Three Months Ended June 30, 2026			Three Months Ended June 30, 2025			Six Months Ended June 30, 2026			Six Months Ended June 30, 2025
REPORTED EARNINGS	Pre-Tax	Income Tax	After-Tax	Pre-Tax	Income Tax	After-Tax	Pre-Tax	Income Tax	After-Tax	Pre-Tax	Income Tax	After-Tax

U.S. Upstream			$3,541			$1,418			$5,653			$3,276
Int'l Upstream			4,641			1,309			6,438			3,209
U.S. Downstream			2,411			404			2,607			507
Int'l Downstream			2,457			333			1,444			555
All Other			(978)			(974)			(1,860)			(1,557)
Net Income (Loss) Attributable to Chevron Corporation			$12,072			$2,490			$14,282			$5,990

SPECIAL ITEMS
U.S. Upstream
Asset sale gains	$—	$—	$—	$172	$(57)	$115	$—	$—	$—	$172	$(57)	$115
Legal reserves	—	—	—	—	—	—	—	—	—	(130)	—	(130)
Int'l Upstream
Tax items	—	—	—	—	—	—	—	—	—	—	(55)	(55)
U.S. Downstream
Legal reserves	—	—	—	—	—	—	(470)	110	(360)	(226)	56	(170)
Int'l Downstream
Asset sale gains	230	—	230	—	—	—	230	—	230	—	—	—
All Other
Pension settlement & curtailment costs (including Hess)	(113)	27	(86)	(71)	16	(55)	(113)	27	(86)	(71)	16	(55)
Fair value adjustment of Hess common stock	—	—	—	(327)	52	(275)	—	—	—	(95)	—	(95)
Total Special Items	$117	$27	$144	$(226)	$11	$(215)	$(353)	$137	$(216)	$(350)	$(40)	$(390)

FOREIGN CURRENCY EFFECTS
Int'l Upstream			$(77)			$(236)			$(310)			$(372)
Int'l Downstream			31			(102)			39			(99)
All Other			(3)			(10)			(1)			(15)
Total Foreign Currency Effects			$(49)			$(348)			$(272)			$(486)

ADJUSTED EARNINGS/(LOSS) (1)
U.S. Upstream			$3,541			$1,303			$5,653			$3,291
Int'l Upstream			4,718			1,545			6,748			3,636
U.S. Downstream			2,411			404			2,967			677
Int'l Downstream			2,196			435			1,175			654
All Other			(889)			(634)			(1,773)			(1,392)
Total Adjusted Earnings/(Loss)			$11,977			$3,053			$14,770			$6,866

Total Adjusted Earnings/(Loss) per share			$6.06			$1.77			$7.46			$3.95

(1) Adjusted Earnings/(Loss) is defined as Net Income (loss) attributable to Chevron Corporation excluding special items and foreign currency effects.